Contact:     Jim  Kerrigan
          949-453-3990

LANTRONIX  SERVED  WITH  PATENT  INFRINGEMENT  LAWSUIT

August 13, 2004-Irvine, California -- Lantronix, Inc. (Nasdaq: LTRX) announced today that it has been served with a patent infringement lawsuit filed by Digi International, Inc. The suit, filed in the U.S. Federal District Court in Minnesota, states that Lantronix is infringing upon Digi's U.S. Patent No. 6,446,192 B1 ("'192 patent") entitled "Remote Monitoring and Control of Equipment Over Computer Networks Using a Single Web Interfacing Chip." The '192 patent describes an interface apparatus that allows a device to communicate over a computer network to a client computer.

"Lantronix has a long-standing reputation as a first-to-market leader in networking solutions," said Lantronix CEO Marc Nussbaum. "Our history of innovation dates to our founding in 1989, when we introduced the first print server, to last year, when we launched XPort, the world's first and smallest web-enabled device networking solution. More recently, this past month we started shipment of WiPort, the industry's first wireless and wired networking-enabled solution. Our success in delivering first-to-market solutions has made us a highly visible target for competitors seeking to cash in or limit Lantronix's ability to gain market share. We believe the claims are without merit and we intend to vigorously defend our position."

About  Lantronix,  Inc.

Lantronix, Inc. (NASDAQ: LTRX) provides technology solutions that deliver Net Intelligence , helping businesses remotely manage network infrastructure equipment and rapidly network-enable their physical electronic devices.
Lantronix connectivity solutions securely link a company's electronic assets through the network, allow access to business-critical data within each device and convert that data into actionable information. With this new intelligence, companies can achieve greater efficiencies, reduce resource consumption and proactively transform the way they do business. The leader in device networking and secure remote management solutions, Lantronix was founded in 1989 and has its worldwide headquarters in Irvine, California. For more information visit www.lantronix.com.